Exhibit 23a



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



                  We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-33141, Form S-4 No. 333-06443 and Form S-8 No. 333-53701), pertaining to (a) Superior Services, Inc.'s registration of 5,000,000 shares of its common stock and common stock purchase rights (b) Superior Services, Inc.'s registration of 5,000,000 shares of its common stock and common stock purchase rights and (c) the Superior Services, Inc. 1996 Equity Incentive Plan, 1993 Incentive Stock Option Plan and various other individual Employment, Stock Option and Stock Purchase Agreements, of our report dated February 5, 1999, with respect to the consolidated financial statements and schedule of Superior Services, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.



                                                              ERNST & YOUNG



Milwaukee, Wisconsin
March 24, 1999